SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13G/A

                        UNDER THE SECURITIES ACT OF 1934
                                (AMENDMENT NO. 1)


                                  POLYCOM, INC.
                                ----------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0005 PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                    73172K104
                                 --------------
                                 (CUSIP Number)

                               February 10, 2006
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

-------------------                                           ------------------
CUSIP NO. 73172K104                  13 G/A                   Page 2 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("TPG-Axon")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               0
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

* All percentage ownerships reported in this Schedule 13G/A are based on 94,062,089 shares of Common Stock issued and outstanding as of October 17, 2005, as reported by the Issuer (as defined below) in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 filed with the Securities and Exchange Commission on October 31, 2005.

-------------------                                           ------------------
CUSIP NO. 73172K104                  13 G/A                   Page 3 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, LP ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               0
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                  13 G/A                   Page 4 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("Partners")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               0
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                  13 G/A                   Page 5 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, LP ("Capital Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               0
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                  13 G/A                   Page 6 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               0
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 73172K104                  13 G/A                   Page 7 of 12 Pages
-------------------                                           ------------------


Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13G/A amends the
Schedule 13G filed on May 31, 2005 (File Number 005-47513).

ITEM 4. OWNERSHIP

Paragraphs (b) and (c) of Item 4 are hereby amended and restated as follows:

      (b) Percent of class:

          0%*

      (c) Number of shares as to which the person has:

            (i)  Sole power to vote or to direct the vote:

                 0

            (ii) Shared power to vote or to direct the vote:

                 0

            (iii) Sole power to dispose or to direct the disposition of:

                  0

            (iv)  Shared power to dispose or to direct the disposition of:

                  0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Item 5 is hereby amended and restated as follows:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP NO. 73172K104                   13G/A                  Page 8 of 12 Pages
-------------------                                          -------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2006



                                Dinakar Singh LLC



                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                                TPG-Axon GP, LLC



                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner



                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 73172K104                  13 G/A                  Page 9 of 12 Pages
-------------------                                          -------------------



                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner



                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director

-------------------                                          -------------------
CUSIP NO. 73172K104                  13 G/A                  Page 10 of 12 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                TO SCHEDULE 13G/A




1. Agreement to Make Joint Filing (previously filed with Schedule 13G on May 31, 2005 and incorporated by reference herein).

-------------------                                          -------------------
CUSIP NO. 73172K104                   13 G                   Page 11 of 12 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  May 31, 2005


                                Dinakar Singh LLC


                                By: /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                                TPG-Axon GP, LLC


                                By: /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                                TPG-Axon Capital Management, LP
                                By:  TPG-Axon GP, LLC, general partner


                                By: /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 73172K104                   13 G                   Page 12 of 12 Pages
-------------------                                          -------------------


                               TPG-Axon Partners GP, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/ Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director